Exhibit 99.1
n e w s   r e l e a s e
QLT ANNOUNCES FIRST QUARTER 2008 VISUDYNE® SALES

For Immediate Release	April 21, 2008
VANCOUVER, CANADA—QLT Inc. (NASDAQ:QLTI; TSX:QLT) today reported that Novartis AG announced global sales of QLT’s Visudyne® (verteporfin) product of US$36.5 million for the quarter ended March 31, 2008. This represents a decrease of 40.4% over sales in the first quarter of 2007. Sales in the U.S. were $9.3 million, up 10.6% from the prior-year first quarter, while sales outside the U.S. were $27.2 million, down 48.5% from the prior year. The drop in Visudyne sales was primarily due to the approval and reimbursement in Europe of alternative therapeutics for age-related macular degeneration.
QLT will release its full financial results on Friday, April 25, 2008, at 7:30 a.m. ET.
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize three unique technology platforms, photodynamic therapy, Atrigel® and punctal plugs with drugs, to create products such as Visudyne and Eligard® and future product opportunities. For more information, visit our web site at www.qltinc.com.
Conference call information
QLT Inc. will hold an investor conference call to discuss first quarter 2008 results on Friday, April 25 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7157, followed by the “#” sign.
A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies — Revenue Recognition.” Visudyne sales are product sales by Novartis under its agreement with QLT.

QLT Inc.:
Vancouver, Canada
Therese Hayes
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group:
New York, USA
Brandon Lewis
Telephone: 646-378-2915
Or
Marcy Strickler
Telephone: 646-378-2927
QLT Plug Delivery, Inc. is a wholly-owned subsidiary of QLT Inc.
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
The Visudyne® sales figures in this press release are preliminary and unaudited and are not a complete disclosure of our quarterly financial results.